As filed with the Securities and Exchange Commission on July 20, 2007
Registration No. 333-144332

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Northwest Pipeline Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4922 (Primary Standard Industrial Classification Code Number)	87-0269236 (I.R.S. Employer Identification Number)

295 Chipeta Way
Salt Lake City, Utah 84108
(801) 583-8800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James J. Bender, Esq.
Senior Vice President and General Counsel
The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172
(918) 573-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Richard M. Russo
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80202
(303) 298-5700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to completion, dated July 20, 2007

PROSPECTUS

$185,000,000

Northwest Pipeline Corporation

Exchange Offer for All Outstanding
5.95% Senior Notes due 2017
(CUSIP Nos. 667748 AN7 and U66640 AG5)
for new 5.95% Senior Notes due 2017
that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,
on          , 2007, unless extended.

The Exchange Notes:

•	The terms of the registered 5.95% Senior Notes due 2017 to be issued in the exchange offer are substantially identical to the terms of the outstanding 5.95% Senior Notes due 2017, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the exchange notes.

•	We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2007, unless extended.

•	Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes.

•	You may withdraw tendered outstanding notes at any time at or prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

•	There is no existing public market for the outstanding notes or the exchange notes.

See “Risk Factors” beginning on page 8 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated          , 2007

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the date of delivery of this prospectus or the sale of the securities made hereunder.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, this information and any and all of the documents referred to herein, including the registration rights agreement and the indenture for the notes, which are summarized in this prospectus, by writing or calling us at the following address or telephone number.

Northwest Pipeline Corporation
c/o Williams Gas Pipeline Company, LLC
Attention: Associate General Counsel
2800 Post Oak Blvd.
Houston, Texas 77056
(713) 215-2000

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the following documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those filings:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

•	our Current Reports on Form 8-K filed with the SEC on March 8, 2007, April 6, 2007, and May 15, 2007.

We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Items 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the completion of the exchange offer. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. Words such as “anticipates,” “believes,” “could,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “might,” “objective,” “planned,” “potential,” “projects,” “scheduled,” and “should” and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	amounts and nature of future capital expenditures;

•	expansion and growth of our business and operations;

•	business strategy;

•	cash flow from operations;

•	rate case filings; and

•	power and gas prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this prospectus. Many of the factors that will determine these results are beyond our ability to control or project. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following: availability of supplies (including the uncertainties inherent in assessing and estimating future natural gas reserves), market demand, volatility of prices, and increased costs of capital;

•	inflation, interest rates, and general economic conditions;

•	the strength and financial resources of our competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards; costs of, changes in, or the results of laws, government regulations, environmental liabilities, litigation, and rate proceedings;

•	increasing maintenance and construction costs;

•	changes in the current geopolitical situation;

ii

•	risks related to strategy and financing, including restrictions stemming from our debt agreements and our lack of investment grade credit ratings; and

•	risk associated with future weather conditions and acts of terrorism.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors.”

iii

PROSPECTUS SUMMARY

The following summary contains basic information about us and this exchange offer, but does not contain all the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents incorporated by reference herein. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements are forward-looking statements, which involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” References in this prospectus to “we,” “us,” “our,” and the “Company” refer to Northwest Pipeline Corporation, unless the context indicates otherwise.

NORTHWEST PIPELINE CORPORATION

We are an interstate natural gas transportation company that owns and operates a natural gas pipeline system extending from the San Juan basin in northwestern New Mexico and southwestern Colorado through the states of Colorado, Utah, Wyoming, Idaho, Oregon, and Washington to a point on the Canadian border near Sumas, Washington. We provide services for markets in California, New Mexico, Colorado, Utah, Nevada, Wyoming, Idaho, Oregon, and Washington directly or indirectly through interconnections with other pipelines. Our principal business is the interstate transportation of natural gas which is regulated by the Federal Energy Regulatory Commission (“FERC”).

At December 31, 2006, our system had long-term firm transportation agreements with peaking capacity of approximately 3.4 MMDth (million dekatherms) of gas per day and was comprised of approximately 3,900 miles of mainline and lateral transmission pipelines and 41 transmission compressor stations. Our compression facilities have a combined sea level-rated capacity of approximately 473,000 horsepower.

In 2006, we served a total of 141 transportation and storage customers. Our transportation customers include distribution companies, municipalities, interstate and intrastate pipelines, gas marketers, and direct industrial users. In 2006, our two largest customers were Puget Sound Energy, Inc. and Northwest Natural Gas Co., which accounted for approximately 19.9 percent and 10.9 percent, respectively, of our total operating revenues. No other customer accounted for more than 10 percent of our total operating revenues in 2006. Our firm transportation and storage agreements are generally long-term agreements with various expiration dates and account for the major portion of our business. Additionally, we offer interruptible and short-term term transportation services.

The credit ratings on our senior unsecured long-term debt as of March 31, 2007 are shown below.

Moody’s Investors Service	Bal
Standard and Poor’s	BB+
Fitch Ratings	BBB−

As of March 31, 2007, the Moody’s Investors Service, Standard and Poor’s, and Fitch Ratings evaluations of our credit rating outlook were stable.

We are a wholly-owned subsidiary of Williams Gas Pipeline Company, LLC (“WGP”). WGP is a wholly-owned subsidiary of The Williams Companies, Inc. (“Williams”). Williams is a natural gas company that has been active in constructing gas pipelines since 1916 and in operating interstate natural gas pipelines since 1983. We were incorporated in Delaware in 1965. Our principal executive offices are located at 295 Chipeta Way, Salt Lake City, Utah 84108 and our telephone number is (801) 583-8800.

Recent Developments

On May 9, 2007, we entered into an Amendment Agreement (the “Amendment”) among the Company, Williams, Williams Partners L.P. (“MLP”), Transcontinental Gas Pipe Line Corporation (“TGPL,” and together with the Company, Williams, and MLP, the “Borrowers”), the Banks (as defined below) and Citibank, N.A., as administrative agent, amending the Credit Agreement, dated as of May 1, 2006 (the “Credit Agreement”), among the Borrowers, the banks, financial institutions and other institutional lenders that are parties thereto (the “Banks”) and Citibank, N.A., as administrative agent. Among other things, the Amendment modifies the pricing grid that determines what pricing applies to loans made under the Credit Agreement and extends the maturity date of the Credit Agreement to May 1, 2012.

SUMMARY OF THE EXCHANGE OFFER

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section “The Exchange Offer.” The term “outstanding notes” refers to our outstanding 5.95% Senior Notes due 2017, which were issued on April 5, 2007. The term “exchange notes” refers to our 5.95% Senior Notes due 2017 offered by this prospectus, which have been registered under the Securities Act of 1933, as amended, or the Securities Act. The term “notes” refers to the outstanding notes and the exchange notes offered in the exchange offer, collectively. The term “indenture” refers to the indenture that governs both the outstanding notes and the exchange notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of exchange notes, which have been registered under the Securities Act, for each $1,000 principal amount of outstanding notes, subject to a minimum exchange of $2,000. As of the date of this prospectus, $185,000,000 aggregate principal amount of the outstanding notes is outstanding. We issued the outstanding notes in a private transaction for resale pursuant to Rule 144A and Regulation S of the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that provisions relating to transfer restrictions, registration rights and rights to increased interest in addition to the stated interest rate on the outstanding notes (“Additional Interest”) will not apply to the exchange notes.

In order to exchange your outstanding notes for exchange notes, you must properly tender them at or before the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, see “Exchange Offer — Conditions to the Exchange Offer,” some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Procedures for Tendering Outstanding Notes	You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

  • complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer — The Exchange Agent;” or

  • arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent’s account at The Depository Trust Company.

You may tender your outstanding notes for exchange notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time at or prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer — Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn at or prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement	We are making the exchange offer pursuant to the registration rights agreement that we entered on April 5, 2007 with the initial purchasers of the outstanding notes.

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are not an “affiliate” of ours;

• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and

  • if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See “Plan of

Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer — Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. If a substantial amount of the outstanding notes is exchanged for a like-amount of the exchange notes, the liquidity and the trading market for your untendered outstanding notes could be adversely affected.

See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes.”

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York. For additional information, see “The Exchange Offer — Exchange Agent” and the accompanying letter of transmittal.

Certain Federal Income Tax Consequences	The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see “Certain United States Federal Income Tax Considerations.”

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The terms of the exchange notes are substantially the same as the outstanding notes, except that provisions relating to transfer restrictions, registration rights and Additional Interest will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section “Description of Notes” in this prospectus.

Issuer	Northwest Pipeline Corporation.

Securities Offered	$185,000,000 aggregate principal amount of 5.95% Senior Notes due 2017. The exchange notes will not be listed on any securities exchange.

Maturity Date	April 15, 2017.

Interest Payment Dates	Interest on the exchange notes will be paid semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2007.

Ranking	The exchange notes will be our senior unsecured obligations and will rank pari passu with all of our existing and future senior unsecured indebtedness.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, restrict our ability to grant liens securing indebtedness on our assets, enter into sale and leaseback transactions, and merge, consolidate or transfer or lease all or substantially all of our assets. These covenants are subject to important qualifications and exceptions. See “Description of Notes — Certain Covenants.”

Optional Redemption	We may redeem some or all of the exchange notes at any time at the redemption prices described in “Description of Notes — Optional Redemption.”

Further Issues	The indenture allows us to create and issue further notes from time to time. The notes and any additional notes subsequently issued under the indenture will be treated as a single series for all purposes under the indenture. See “Description of Notes.”

Minimum Denominations	The notes will be issued only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Trustee	The Bank of New York.

Risk Factors	See “Risk Factors” for a discussion of certain risks you should carefully consider.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth our selected historical financial data for each of the periods indicated. The selected financial data (excluding the operating data) as of December 31, 2006 and 2005 and for each of the years ended December 31, 2006, 2005, and 2004 have been derived from our audited financial statements that are incorporated by reference in this prospectus. See “Where You Can Find More Information.” The selected financial data (excluding the operating data) as of December 31, 2004, 2003, and 2002 and for each of the years ended December 31, 2003 and 2002 have been derived from our audited financial statements that are not included, or incorporated by reference, in this prospectus. The selected financial data (excluding the operating data) as of March 31, 2007 and for the three-month periods ended March 31, 2007 and 2006 have been derived from our unaudited condensed financial statements that are incorporated by reference in this prospectus. The selected consolidated financial data should be read in conjunction with such financial statements, the notes thereto, and the related management’s narrative analysis of the results of operations. Our unaudited condensed financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of our financial condition, results of operations and cash flows for such periods. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

	Three Months Ended
	March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)
	(Dollars in thousands, except operating data)

Income Statement Data:
Operating Revenues	$103,043	$79,638	$324,250	$321,457	$338,532	$323,353	$297,619
Operating Expenses:
General and administrative	14,435	12,176	56,463	49,749	51,062	45,693	49,338
Operation and maintenance	15,390	15,678	65,763	53,330	42,878	31,842	32,279
Depreciation	19,413	17,411	75,192	66,333	65,615	66,735	58,988
Regulatory credits	(770)	(1,062)	(4,469)	(4,446)	(7,180)	(6,357)	28
Taxes, other than income taxes	4,184	4,497	15,018	15,115	17,492	19,220	12,352
Impairment charges	—	—	—	—	8,872 (1)	25,643 (2)	—

Total Operating Expenses	52,652	48,700	207,967	180,081	178,739	182,776	152,985

Operating Income	50,391	30,938	116,283	141,376	159,793	140,577	144,634

Other Income (net)	1,554	4,582	16,597	10,597	5,278	14,178	10,374

Interest Charges:
Interest on long-term debt	12,336	9,443	43,649	38,164	38,721	37,144	25,577
Other interest	988	1,060	3,824	3,389	3,368	3,388	2,688
Allowance for borrowed funds used during construction	(559)	(529)	(4,557)	(1,529)	(452)	(3,589)	(2,638)

Total Interest Charges	12,765	9,974	42,916	40,024	41,637	36,943	25,627

Income Before Income Taxes	39,180	25,546	89,964	111,949	123,434	117,812	129,381
Provision for Income Taxes	15,200	9,644	32,821	40,194	46,779	44,518	48,750

Net Income	$23,980	$15,902	$57,143	$71,755	$76,655	$73,294	$80,631

Cash Dividends on Common Stock	$—	$—	$—	$50,000	$60,000	$—	$—

Cash Flow and Other Financial Data:
Net Cash Provided by Operating Activities	$70,815	$57,224	$189,258	$108,135	$181,848	$218,808	$136,487
Capital Expenditures	(48,092)	(40,313)	(473,566)	(137,232)	(102,213)	(294,524)	(181,843)
Ratio of Earnings to Fixed Charges(3)	3.91	3.39	2.87	3.64	3.86	3.81	5.31
Operating Data:
Transportation volumes (trillion British Thermal Units)	200	180	676	673	650	682	729

	As of March 31,	As of December 31,
	2007	2006	2005	2004	2003	2002
	(Unaudited)
	(Dollars in thousands)

Balance Sheet Data:
Net property, plant and equipment	$1,805,379	$1,776,023	$1,328,895	$1,340,036	$1,312,949	$1,104,565
Total assets	1,999,780	1,977,353	1,616,104	1,589,936	1,530,704	1,232,673
Long-term debt, less current maturities	434,227	434,208	512,580	520,062	527,542	360,023
Total common stockholder’s equity	837,325	813,037	708,757	687,002	669,959	593,839

(1)	Previously capitalized costs related to one segment of pipe that we determined not to return to service.

(2)	Software development costs associated with a service delivery system. Subsequent to the implementation of this system at Transcontinental Gas Pipe Line Corporation in 2003 and a determination of the unique and additional programming requirements that would be needed to complete the system for us, management determined that the system would not be implemented.

(3)	For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of (a) our pre-tax income, and (b) fixed charges, net of interest capitalized. “Fixed charges” represent interest (whether expensed or capitalized), the amortization of total debt premium, discount and expense and that portion of rentals considered to be representative of the interest factor.

RISK FACTORS

The exchange notes involve substantial risks similar to those associated with the outstanding notes. To understand these risks you should carefully consider the risk factors set forth below, together with all of the other information included or incorporated by reference in this prospectus.

Risks Related to the Exchange

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

There is no existing public market for the outstanding notes or the exchange notes. The liquidity of any trading market in the exchange notes, and the market prices quoted for the exchange notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the exchange notes or that, if you can sell your exchange notes, you will be able to sell them at an acceptable price.

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange. If a substantial amount of the outstanding notes is exchanged for a like-amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes.

Risks Related to the Notes

We may not be able to service our debt.

Our ability to pay or to refinance our indebtedness, including the notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business, and other factors beyond our control.

We anticipate that our operating cash flow, together with funds we anticipate being available to us under Williams’ credit facility (described below) and through other sources, including advances from Williams and further issuances, if needed, in the capital markets, will be sufficient to meet anticipated future operating expenses, to fund capital expenditures and to service our debt as it becomes due. However, we cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to borrow additional funds or raise funds in the capital markets in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. Williams, we, and certain of Williams’ other subsidiaries are parties to a credit facility. Our ability to borrow under that facility depends not only on our financial performance, but also on the ability of those other parties to comply with their obligations under the facility. The amount of funds available to us under that facility could be diminished at any time at which other borrowers under the facility are borrowing under it or if the commitments under it are reduced.

Risks Related to Our Industry and Business

Decreases in the volume of natural gas contracted or transported through our pipeline system for any of the reasons described below will adversely affect our business.

Expiration of firm transportation agreements.  A substantial portion of our operating revenues is generated through firm transportation agreements that expire periodically and must be renegotiated and extended or replaced. We cannot give any assurance as to whether any of these agreements will be extended or replaced or that the terms of any renegotiated agreements will be as favorable as the existing agreements. Upon the expiration of these agreements, should customers turn back or substantially reduce their commitments, we could experience a negative effect on our results of operations and on our ability to make payments of interest and principal on the notes.

Decreases in natural gas production.  The development of the additional natural gas reserves that are essential for our gas transmission business to thrive requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation, and other facilities that permit natural gas to be produced and delivered to our pipeline system. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development and production of additional reserves, as well as gathering, storage, pipeline transmission, and import and export of natural gas supplies, adversely impacting our ability to fill the capacities of our transmission and storage facilities. Additionally, in some cases, new liquefied natural gas, or LNG, import facilities built near our markets could result in less demand for our transmission facilities.

Decreases in demand for natural gas.  Demand depends on the ability and willingness of shippers with access to our facilities to satisfy their demand by deliveries through our system. Any decrease in this demand could adversely affect our business. Demand for natural gas is also affected by weather, future industrial and economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation, or technological advances in fuel economy and energy generation devices, all of which are matters beyond our control.

Competitive pressures.  Although most of our pipeline system’s current capacity is contracted under firm transportation service agreements, the FERC has taken certain actions to strengthen market forces in the natural gas pipeline industry that have led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a transmission provider based on considerations other than location. Other entities could construct new pipelines or expand existing pipelines that could potentially serve the same markets as our pipeline system. Any such new pipelines could offer transportation services that are more desirable to shippers because of locations, facilities, or other factors. These new pipelines could charge rates or provide service to locations that would result in greater net profit for shippers and producers and thereby force us to lower the rates charged for service on our pipeline in order to extend our existing transportation service agreements or to attract new customers. We are aware of proposals by competitors to expand pipeline capacity in certain markets that we also serve, which, if the proposed projects succeed, could increase the competitive pressure upon us. There can be no assurance that we will be able to compete successfully against current and future competitors and any failure to do so could have a material adverse effect on our business and results of operations and on our ability to make payments of interest and principal on the notes.

Our transporting activities involve numerous risks that might result in accidents and other operating risks and hazards.

Our operations are subject to all the risks and hazards typically associated with the transportation of natural gas. These operating risks include, but are not limited to:

•	blowouts, cratering, and explosions;

•	uncontrollable flows of natural gas;

•	fires;

•	pollution and other environmental risks;

•	natural disasters;

•	aging pipeline infrastructure; and

•	terrorist attacks or threatened attacks on our facilities or those of other energy companies.

In addition, there are inherent in our gas transporting properties a variety of hazards and operating risks, such as the undetected deterioration or failure of our pipelines, as well as leaks, explosions, and mechanical problems that could result from these as well as other causes and that in all cases could cause substantial financial losses. These risks could result in loss of human life, personal injuries, significant damage to property, environmental pollution, impairment of our operations, and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses, and only at levels we believe to be appropriate. The location of certain segments of our pipeline in or near populated areas, including residential areas, commercial business centers, and industrial sites, could increase the level of damages resulting from these risks. In spite of our precautions, an event such as those described above could cause considerable harm to people or property and could have a material adverse effect on our financial condition and results of operations, particularly if the event is not fully covered by insurance. Accidents or other operating risks could further result in loss of service available to our customers. Such circumstances, including those arising from maintenance and repair activities, could result in service interruptions on segments of our pipeline infrastructure. Potential customer impacts arising from service interruptions on segments of our pipeline infrastructure could include limitations on the pipeline’s ability to satisfy customer requirements, obligations to provide reservations charge credits to customers in times of constrained capacity, and solicitation of existing customers by others for potential new pipeline projects that would compete directly with existing services. Such circumstances could adversely impact our ability to meet contractual obligations and retain customers, with a resulting negative impact on our results of operations and on our ability to make payments of interest and principal on the notes.

Our current pipeline infrastructure is aging and may adversely affect our ability to conduct our business.

Some portions of our pipeline infrastructure are 50 years in age which may impact our ability to provide reliable service. While efforts are ongoing to maintain equipment and pipeline facilities, the current age and condition of this pipeline infrastructure could result in a material adverse impact on our business.

Costs of environmental liabilities and complying with existing and future environmental regulations could exceed our current expectations.

Our operations are subject to extensive environmental regulation pursuant to a variety of federal, state, and municipal laws and regulations. Such laws and regulations impose, among other things, restrictions, liabilities, and obligations in connection with the generation, handling, use, storage, transportation, treatment, and disposal of hazardous substances and wastes, in connection with spills, releases, and emissions of various substances into the environment, and in connection with the operation, maintenance, abandonment, and reclamation of our facilities.

Compliance with environmental laws requires significant expenditures including those for clean-up costs and damages arising out of contaminated properties. In addition, the possible failure to comply with environmental laws and regulations might result in the imposition of fines and penalties. We are generally responsible for all liabilities associated with the environmental condition of our facilities and assets, whether acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and divestitures, we could acquire, or be required to provide indemnification against environmental liabilities that could expose us to material losses, which may not be covered by insurance. In addition, the steps we could be required to take to bring certain facilities into compliance could be prohibitively expensive, and we might be required to shut down, divest, or alter the operation of those facilities, which might cause us to incur losses. Although we do not expect that the costs of complying with current environmental laws will have a material adverse effect on our financial condition or results of operations, no assurance can be given that the costs of complying with environmental laws in the future will not have such an effect.

We make assumptions and develop expectations about possible expenditures related to environmental conditions based on current laws and regulations and current interpretations of those laws and regulations. If the interpretation of laws or regulations, or the laws and regulations themselves, change, our assumptions may change. Our regulatory rate structure and our contracts with customers might not necessarily allow us to recover capital costs we incur to comply with the new environmental regulations. Also, we might not be able to obtain or maintain from time to time all required environmental regulatory approvals for certain development projects. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be prevented or become subject to additional costs, resulting in potentially material adverse consequences to our operations and on our ability to make payments of interest and principal on the notes.

Risks Related to Strategy and Financing

Our debt agreements impose restrictions on us that may adversely affect our ability to operate our business.

Certain of our debt agreements contain covenants that restrict or limit, among other things, our ability to create liens securing indebtedness, sell assets, and incur additional debt. In addition, our debt agreements contain, and those we enter into in the future may contain, financial covenants and other limitations with which we will need to comply. Our ability to comply with these covenants may be affected by many events beyond our control, and we cannot assure you that our future operating results will be sufficient to comply with the covenants or, in the event of a default under any of our debt agreements, to remedy that default.

Our failure to comply with the covenants in our debt agreements and other related transaction documents could result in events of default. Upon the occurrence of such an event of default, the lenders could elect to declare all amounts outstanding under a particular facility to be immediately due and payable and terminate all commitments, if any, to extend further credit.

Our lack of investment grade credit ratings from all rating agencies increases our costs of doing business in many ways and increases our risks from market disruptions and credit downgrades.

Because we do not have an investment grade credit rating from all rating agencies, our transactions require greater credit assurances to satisfy credit support requirements. In addition, we are more vulnerable to the impact of market disruptions or a downgrade of our credit rating that might further increase our cost of borrowing or further impair our ability to access the capital markets. Such disruptions could include:

•	further economic downturns;

•	deteriorating capital market conditions generally;

•	declining market prices for electricity and natural gas; and

•	the overall health of the energy industry, including the bankruptcy or insolvency of other companies.

Credit rating agencies perform independent analysis when assigning credit ratings. Given the significant changes in capital markets and the energy industry over the last few years, credit rating agencies continue to review the criteria for attaining investment grade ratings and make changes to those criteria from time to time. Our goal is to attain investment grade ratios from all of the major credit rating agencies. However, there is no guarantee that the credit rating agencies will assign us investment grade ratings even if we meet or exceed their criteria for investment grade ratios.

Williams can exercise substantial control over our dividend policy and our business and operations and may do so in a manner that is adverse to our and/or your interests.

We are an indirect wholly-owned subsidiary of Williams. Our board of directors, which is elected by WGP, which in turn is controlled by Williams, exercises substantial control over our business and operations and makes determinations with respect to, among other things, the following:

•	payment of dividends and repayment of advances;

•	decisions on financings and our capital raising activities;

•	mergers or other business combinations; and

•	acquisition or disposition of assets.

Our board of directors could decide to increase dividends or advances to our parent entities. This could adversely affect our liquidity and our ability to make payments of interest and principal on the notes. Moreover, various Williams credit facilities include covenants prohibiting restrictions on the ability of Williams entities, including us, to make advances to Williams and its other subsidiaries, which could make the terms on which we may be able to secure additional future financing less favorable.

The financial condition and liquidity of Williams affects our access to capital, our credit standing, and our financial condition.

Substantially all of Williams’ operations are conducted through its subsidiaries. Williams’ cash flows are substantially derived from loans and dividends paid to it by its subsidiaries, including WGP, our parent company, under which Williams’ interstate natural gas pipelines and gas pipeline joint venture investments are grouped. Williams’ cash flows are typically utilized to service debt and pay dividends on the common stock of Williams, with the balance, if any, reinvested in its subsidiaries as contributions to capital.

Our credit ratings and credit availability are impacted by Williams’ credit standing. If Williams were to experience a deterioration in its credit standing or liquidity difficulties, our access to credit and our credit ratings could be adversely affected.

We are exposed to the credit risk of our customers in the ordinary course of our business.

We are exposed to the credit risk of our customers in the ordinary course of our business. Generally our customers are rated investment grade or are required to make pre-payments or provide security to satisfy credit concerns. However, we cannot predict to what extent our business would be impacted by deteriorating conditions in the energy sector, including declines in our customers’ creditworthiness.

Risks Related to Regulations that Affect Our Industry

Our transmission and storage operations are subject to government regulations and rate proceedings that could have an adverse impact on the profitability of these operations.

Our interstate gas transmission and storage operations are subject to the FERC’s rules and regulations in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. The FERC’s regulatory authority extends to:

•	transportation and sale for resale of natural gas in interstate commerce;

•	rates and charges;

•	construction;

•	acquisition, extension, or abandonment of services or facilities;

•	accounts and records;

•	depreciation and amortization policies; and

•	operating terms and conditions of service.

Regulatory actions in these areas can affect our business in many ways, including decreasing tariff rates and revenues, decreasing volumes in our pipelines, increasing our costs and otherwise altering the profitability of our business.

The FERC’s Standards of Conduct govern the relationship between natural gas transmission providers and their “marketing affiliates” as defined by the standards. The standards of conduct are intended to prevent natural gas transmission providers from preferentially benefiting their marketing affiliates by requiring the employees of a transmission provider to function independently from employees of marketing affiliates and by restricting the information that transmission providers may provide to marketing affiliates. The inefficiencies created by the restrictions on the sharing of employees and information may increase our costs, and the restrictions on the sharing of information may have an adverse impact on our senior management’s ability to effectively obtain important information about our business. Violators of the rules are subject to potentially substantial civil penalty assessments.

The outcome of rate cases to set the rates we can charge customers on our pipeline might result in rates that will not fully compensate us for our ongoing expenses and provide an adequate return on the capital that we have invested in our pipeline.

We filed a rate case with the FERC on June 30, 2006 to request changes to the rates we charge. The new rates became effective January 1, 2007. On January 31, 2007, we filed a stipulation and settlement agreement that resolved all outstanding issues in our pending rate case and included a two-year moratorium on any further rate increases or decreases. The settlement was approved by the FERC on March 30, 2007. There is a risk that the rates that the FERC approved as part of the submitted settlement will ultimately prove to be inadequate to recover increases in operating costs, which could impact our ability to make payments of interest and principal on the notes, while sustaining an adequate return on capital investments. There is also the risk that higher rates will cause our customers to look for alternative ways to transport their natural gas.

Legal and regulatory proceedings and investigations relating to the energy industry and capital markets have adversely affected our business and may continue to do so.

Public and regulatory scrutiny of the energy industry and of the capital markets has resulted in increased regulation either being proposed or implemented. Such scrutiny has also resulted in various inquiries, investigations, and court proceedings in which we or our affiliates are named as defendants. Both the shippers on our pipeline and the regulators have rights to challenge the rates we charge under certain circumstances. Any successful challenge could materially affect our results of operations and our ability to make payments of interest and principal on the notes.

Certain inquiries, investigations, and court proceedings are ongoing. We might see adverse effects continue as a result of the uncertainty of these ongoing inquiries and proceedings, or additional inquiries and proceedings by federal or state regulatory agencies or private plaintiffs. In addition, we cannot predict the outcome of any of these inquiries or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our business and our revenues and net income or increase our operating costs in other ways. Current legal proceedings or other matters against us including environmental matters, disputes over gas measurement, royalty payments, suits, regulatory appeals, and similar matters might result in adverse decisions against us. The result of such adverse decisions, either individually or in the aggregate, could be material and may not be covered fully or at all by insurance.

Risks Related to Accounting Standards

Potential changes in accounting standards might cause us to revise our financial results and disclosures in the future, which might change the way analysts measure our business or financial performance.

Accounting irregularities discovered in the past few years across various industries have led regulators and legislators to take a renewed look at accounting practices, financial disclosures, companies’ relationships with their independent registered public accounting firms, and retirement plan practices. We cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies or the energy industry or in our operations specifically.

In addition the Financial Accounting Standards Board (“FASB”), the SEC, or the FERC could enact new accounting standards or FERC orders that might impact how we are required to record revenues, expenses, assets, liabilities, and equity.

Risks Related to Employees, Outsourcing of Non-Core Support Activities, and Technology

Institutional knowledge residing with current employees nearing retirement eligibility might not be adequately preserved.

In our business, institutional knowledge resides with employees who have many years of service. As these employees reach retirement age, we may not be able to replace them with employees of comparable knowledge and experience. In addition, we may not be able to retain or recruit other qualified individuals and our efforts at knowledge transfer could be inadequate. If knowledge transfer, recruiting, and retention efforts are inadequate, access to significant amounts of internal historical knowledge and expertise could become unavailable to us.

Failure of outsourcing relationships might negatively impact our ability to conduct our business.

Some studies indicate a high failure rate of outsourcing relationships. Although Williams has taken steps to build a cooperative and mutually beneficial relationship with its outsourcing providers and to closely monitor their performance, a deterioration in the timeliness or quality of the services performed by the outsourcing providers or a failure of all or part of these relationships could lead to loss of institutional knowledge and interruption of services necessary for us to be able to conduct our business.

Williams’ ability to receive services from outsourcing provider locations outside of the United States might be impacted by cultural differences, political instability, or unanticipated regulatory requirements in jurisdictions outside the United States.

Certain of our accounting, information technology, application development, and help desk services are currently provided by Williams’ outsourcing provider from service centers outside of the United States. The economic and political conditions in certain countries from which Williams’ outsourcing providers may provide services to us present similar risks of business operations located outside of the United States, including risks of interruption of business, war, expropriation, nationalization, renegotiation, trade sanctions, or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States.

Our current information technology infrastructure is aging and may adversely affect our ability to conduct our business.

Limited capital spending for information technology infrastructure during 2001-2003 resulted in an aging server environment that may be less efficient, may require more personnel and capital resources to maintain and upgrade than more current systems, and may not be adequate for our current business needs. While efforts are ongoing to update the server environment, the current age and condition of equipment could result in loss of internal and external communications, loss of data, inability to access data when needed, excessive software downtime (including downtime for critical software applications), and other disruptions that could have a material adverse impact on our business and results of operations and therefore our ability to make payments of interest and principal on the notes.

Risks Related to Weather, Other Natural Phenomena, and Business Disruption

Our assets and operations can be affected by weather and other natural phenomena.

Our assets and operations can be adversely affected by earthquakes, tornadoes, and other natural phenomena and weather conditions including extreme temperatures, making it more difficult for us to realize the historic rates of return associated with these assets and operations.

Acts of terrorism could have a material adverse effect on our financial condition, results of operations, and cash flows.

Our assets and the assets of our customers and others may be targets of terrorist activities that could disrupt our business or cause significant harm to our operations, such as full or partial disruption to our ability to transport natural gas. Acts of terrorism as well as events occurring in response to or in connection with acts of terrorism could cause environmental repercussions that could result in a significant decrease in revenues or significant reconstruction or remediation costs, which could have a material adverse effect on our financial condition, results of operations, and cash flows and on our ability to make payments of interest and principal on the notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes.

The net proceeds to us from the sale of the outstanding notes was approximately $182.2 million after deducting estimated discounts, commissions, and expenses. We used the net proceeds from the sale of the outstanding notes to repay intercompany indebtedness incurred to fund the redemption on April 4, 2007 of all outstanding $175,000,000 in aggregate principal amount of our 8 1/8% Senior Notes due 2010.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2007. This table should be read in conjunction with “Selected Historical Financial and Operating Data” included in this prospectus and our unaudited condensed financial statements that are incorporated by reference in this prospectus. See “Incorporation by Reference.”

As of
March 31, 2007
(Dollars in thousands)

Cash and cash equivalents	$32,442

Long-term debt due within one year	252,867

Long-term debt, less amounts due within one year, net of discount:
7.000% Senior Notes due 2016	174,491
7.125% Debentures due 2025	84,788
9.000% Debentures payable 2004 through 2007	(52)
8.125% Senior Notes due 2010	175,000

Total long-term debt	687,094

Common stockholder’s equity:
Common stock	1
Additional paid-in capital	327,844
Retained earnings	527,033
Accumulated other comprehensive loss	(17,553)

Total common stockholder’s equity	837,325

Total capitalization(1)	$1,524,419

(1)	Total capitalization is calculated as total long-term debt plus total common stockholder’s equity.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on April 5, 2007. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on          , 2007, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any one of the conditions set forth below under “— Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:

•	transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to The Bank of New York, the exchange agent, at the address set forth below under the heading “— The Exchange Agent”; or

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company, or DTC, to the exchange agent at the address set forth below under the heading “— The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•	if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•	states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or certain other eligible institutions, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note not validly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration time; and

•	determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our determinations, either before or after the expiration time, under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “— The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent at or before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal will be transmitted to the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received at or prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time at or prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “— The Exchange Agent,” at or prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•	where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•	bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “— How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes, or if no interest has been paid, from the original issue date of the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended;

•	any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradeable exchange notes in the exchange offer. See “— Consequences of Failure to Exchange Outstanding Notes”;

•	any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations, results of operations taken as a whole, that is or may be adverse to us;

•	any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the exchange notes for outstanding notes. We are expensing costs incurred in connection with the issuance of the exchange notes when incurred.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed The Bank of New York. as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at one of its addresses below:

Deliver to:
The Bank of New York

By Registered or Certified Mail: Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East New York, New York 10286 Attention: Randolph Holder	By Regular Mail & Overnight Courier: Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East New York, New York 10286 Attention: Randolph Holder	In Person By Hand Only: Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East New York, New York 10286 Attention: Randolph Holder

By Facsimile Transmission: (212) 298-1915 Attention: Randolph Holder	Confirm Facsimile Transmission by Telephone: (212) 815-5098

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the notes have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•	neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•	it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

Under the registration rights agreement we agreed, among other things, that if:

(1) we are not

(a) required to file the exchange offer registration statement; or

(b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of outstanding notes notifies us prior to the 20th day following consummation of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer; or

(b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours,

then we will file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

If obligated to file the shelf registration statement, we will use our commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises (or, if later, the date by which we are obligated to file an exchange offer registration statement) and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to 180 days after such obligation arises (or, if later, the date by which we are obligated to use commercially reasonably efforts to have the exchange offer registration statement declared effective).

If the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of outstanding notes during the periods specified in the registration rights agreement (except with respect to permitted suspension periods as provided therein), then we will pay Additional Interest to each holder of affected outstanding notes on the terms provided in the registration rights agreement.

Holders of notes will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring outstanding notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF NOTES

In this description, the term “Company,” “us,” “our” or “we” refers only to Northwest Pipeline Corporation and not to our subsidiaries, if any, and the term “Williams” refers to The Williams Companies, Inc., our indirect parent company.

We will issue the exchange notes under an indenture dated as of April 5, 2007, between the Company and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth under “Where You Can Find More Information.” Certain defined terms used in this description of notes but not defined below under “ — Certain Definitions” have the meanings assigned to them in the indenture. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

The terms of the exchange notes and the outstanding notes are substantially identical, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of Additional Interest.

Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of notes under the indenture.

Brief Description of the Notes

The notes:

•	are our general unsecured obligations;

•	will mature on April 15, 2017;

•	are equal in right of payment with all of our existing and future senior unsecured indebtedness; and

•	are effectively subordinated to any of our existing and future senior secured indebtedness and all indebtedness of our subsidiaries, if any.

As of March 31, 2007 we had outstanding indebtedness of $687,094 million, all of which was senior unsecured indebtedness.

The indenture will permit us to incur additional indebtedness, including additional senior unsecured indebtedness. The indenture also will not restrict the ability of our subsidiaries, if any, to incur additional indebtedness. The credit agreement governing the $1.5 billion senior secured revolving credit facility among us, Williams and certain affiliates of Williams, currently limits us and them from, among other things, creating liens supporting indebtedness, selling assets, or, if an event of default exists under the agreement, paying dividends or making distributions, or incurring additional debt, in each case subject to certain thresholds and exceptions. A breach of any of these covenants or other covenants under the agreement would constitute a default under such agreement. Any future credit agreements, indentures or other similar agreements to which we or any subsidiary become a party may contain similar, or more onerous, restrictions and provisions. See “Risk Factors — Our debt agreements impose restrictions on us that may adversely affect our ability to operate our business.”

Principal, Maturity and Interest

We will issue up to $185 million aggregate principal amount of exchange notes in this offering. We may issue additional notes under the indenture from time to time after this offering. The notes and any additional notes subsequently issued under the indenture, will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on April 15, 2017.

Interest on the notes will accrue at the rate of 5.95% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2007. We will make each interest payment to the holders of record on the immediately preceding April 1 and October 1 (whether or not a Business Day).

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

We will pay all principal, interest, and premium, if any, on the notes in the manner described under “Same-Day Settlement and Payment” below.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charges will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but holders may be required to pay all taxes due on transfer or exchange. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before mailing notice of any redemption of notes.

Optional Redemption

We may at our option, redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, and

(2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of, and interest on, the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate, plus 25 basis points plus accrued interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption from the outstanding notes not previously called for redemption on a pro rata basis or by lot (whichever is consistent with the trustee’s customary practice).

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the holders.

Certain Covenants

Except as set forth in this description of notes, neither we nor any Subsidiary of ours will be restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its equity interests or purchasing its equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem any of the notes in situations that may adversely affect the creditworthiness of the notes.

Liens

We will not, and will not permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than Permitted Liens, upon any of our or any of our Subsidiaries’ property, now owned or hereafter acquired, unless the notes are equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien.

Notwithstanding the preceding paragraph, we may, and may permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the notes, provided that the aggregate principal amount of all Indebtedness of us and any Subsidiaries of ours then outstanding secured by any such Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.

Sale and Leaseback Transactions

We will not, and will not permit any Subsidiary of ours to, enter into any Sale and Leaseback Transaction with any person (other than us or any Subsidiary of ours) unless:

(1) such Sale and Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property subject thereto or the date of the completion of construction, development, or substantial repair or improvement, or commencement of full operations on such property, whichever is later;

(2) the Sale and Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) we or any such Subsidiary of ours would be entitled under the “Liens” covenant described above to incur a mortgage securing indebtedness, in a principal amount equal to or exceeding the Attributable Debt from such Sale and Leaseback Transaction, without equally and ratably securing the notes; or

(4) we or any such Subsidiary, within a one-year period after such Sale and Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Debt from such Sale and Leaseback Transaction to (a) the permanent prepayment, repayment, redemption, reduction, or retirement of any of our or our Subsidiaries’ Senior Debt that is owed to any Person other than an affiliate of ours, or (b) the expenditure or expenditures for property used or to be used in the ordinary course of our business or the business of any Subsidiary of ours.

Notwithstanding the preceding, we may, and may permit any Subsidiary of ours to, effect any Sale and Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the preceding paragraph, if the Attributable Debt from such Sale and Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness (other than the notes) secured by mortgages (other than mortgages permitted under the “Liens” covenant) and the aggregate amount of Attributable Debt deemed to be outstanding in respect of all other Sale and Leaseback Transactions (excluding those otherwise permitted by clauses (1) through (4), inclusive, of the preceding paragraph), does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation, or Sale of Assets

We may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of any of our Subsidiaries (taken as a whole) in one or more related transactions to another Person unless:

(1) either: (a) the Company is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes by supplemental indenture all the obligations of the Company under the notes and the indenture and delivers to the trustee an opinion of counsel stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture; and

(3) immediately after such transaction no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

Upon any consolidation by us with or merger of us into any other Person or Persons where the Company is not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets to any Person or Persons, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture with the same effect as if such successor Person had been named as the Company therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Reports

So long as any notes are outstanding, we will file with the trustee, within 30 days after we are required to file the same with the Commission, unless such reports, information, or documents are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of said Sections, then we will file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to

Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by us for 60 days after receipt by registered or certified mail of written notice from the trustee, upon instruction from holders of at least 25% in principal amount of the then outstanding notes, to comply with any of the other agreements in the indenture and stating that such notice is a “Notice of Default” under the indenture; provided, that if such failure cannot be remedied within such 60-day period, such period shall be extended by another 60 days so long as (i) such failure is subject to cure and (ii) we are using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in GAAP shall not be deemed to be an Event of Default; and

(4) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the holders of at least 25%, in the case of clauses (1) or (2) of this section, or of at least a majority, in the case of clause (3) of this section, in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing default or Event of Default from holders of the notes if it determines that withholding notice is in their interest, except a default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

Holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or Event of Default and its consequences under the indenture except a continuing default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Modification and Waiver

The indenture provides that amendments and supplements to the indenture may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of notes under the indenture, with the consent of the holders of a majority in principal amount of the outstanding notes, voting as a single class; provided that no such amendment or supplement may, without the consent of the holder of each note, among other things:

(1) change the stated maturity of the principal of, or interest or premium, if any, on the notes, reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable on redemption thereof or otherwise, change the redemption provisions or adversely affect the right of repayment at the option of the holder, change the place of payment or currency in which the principal of, or any premium, or interest, with respect to any note is payable, or impair or affect the right of any holder to institute suit for the payment after such payment is due;

(2) reduce the percentage of outstanding notes whose holders’ consent is required for any such amendment, supplement or waiver or reduce the quorum required for voting; or

(3) modify any of the provisions of the indenture relating to amendments, supplements or waivers or notes redeemed in part, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected thereby.

The indenture provides that the Company and the trustee may, without the consent of the holders of the notes, amend or supplement the indenture for one of the following purposes:

(1) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in the indenture and the notes in the case of a merger, consolidation or sale of assets in compliance with the covenant set forth above under the caption “Certain Covenants — Merger, Consolidation or Sale of Assets;”

(2) to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture;

(3) to evidence and provide for a successor trustee with respect to the notes;

(4) to cure any ambiguity or defect, to correct or supplement any provision in the indenture that may be inconsistent with any other provision of the indenture, to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the notes or to make any other provisions with respect to matters or questions arising under the indenture; provided that no such action pursuant to this clause (4) shall adversely affect the interests of any holder in any material respect;

(5) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of the notes;

(6) to add any additional Events of Default;

(7) to amend or supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of the notes; provided that such action does not adversely affect the interests of any holder in any material respect;

(8) to pledge to the trustee as security for the notes any property or assets;

(9) to secure the notes pursuant to the requirements of the covenant described above under the subheading “Certain Covenants — Liens;”

(10) to provide for certificated notes in addition to, or in place of, global notes; or

(11) to qualify the indenture under the Trust Indenture Act of 1939, as amended.

Discharge, Defeasance and Covenant Defeasance

The indenture provides that we may satisfy and discharge our obligations under the notes and the indenture if:

(a) all notes previously authenticated and delivered, with certain exceptions, have been accepted by the trustee for cancellation; or

(b) (i) the notes have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the notes, for that purpose, money or governmental obligations or a combination thereof that through the payment of interest and principal in accordance with their terms is sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment to pay the entire indebtedness on the notes to maturity or redemption, as the case may be, and pays all other sums payable by it under the indenture; and

(ii) the Company delivers to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the notes have been complied with.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee on the notes and the obligations by us and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary notes, with respect to the registration, transfer and exchange of the notes, with respect to the replacement of mutilated, destroyed, lost or stolen notes and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

The indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes, and the provisions of the indenture will, except as noted below, no longer be in effect (“legal defeasance”) and (ii) we may omit to comply with the covenants under “Certain Covenants — Merger, Consolidation or Sale of Assets” and “Certain Covenants — Liens”, and such omission shall be deemed not to be an Event of Default under clause (3) of the first paragraph of “— Events of Default and Remedies”; provided that the following conditions shall have been satisfied:

(1) we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the notes, for payment of the principal of and interest, and premium, if any, on the notes, money or government obligations or a combination thereof that through the payment of interest and principal in accordance with their terms is sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment to pay and discharge the principal of, and interest, and premium, if any, on the notes to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be;

(2) such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(3) no default shall have occurred and be continuing on the date of such deposit;

(4) we have delivered to the trustee an opinion of counsel as described in the indenture to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of our option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(5) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with; and

(6) if the notes are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor shall have been made in another manner satisfactory to the trustee.

Notwithstanding a legal defeasance, our obligations with respect to the following will survive until otherwise terminated or discharged under the terms of the indenture:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, and interest, and premium, if any, payable in respect of, such notes when such payments are due from the trust referred in clause (1) in the preceding paragraph;

(2) the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and holding payments in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the legal defeasance provisions of the indenture.

No Personal Liability

No director, officer, employee, incorporator or stockholder will have any liability for any of our obligations under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

If the trustee becomes a creditor of ours, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The registration rights agreement, the indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The exchange notes will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interest in the global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear, and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants that have exchanged their outstanding notes for exchange notes with portions of the principal amount of the Global Notes;

(2) we, at our option, and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of Certificated Notes; or

(3) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.Y., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interest held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or of the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear, and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear, or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days; or

(2) there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal of, and interest, and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest, and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are eligible to trade in the PORTAL market and in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Board of Directors” means:

(1) with respect to the Company, the board of directors of the Company or any committee of the board of directors of the Company duly authorized to act generally or in any particular respect for the Company under the indenture;

(2) with respect to any other corporation, the board of directors of the corporation or any authorized committee thereof;

(3) with respect to a limited liability company, the managing member or managing members of such limited liability company or any authorized committee thereof;

(4) with respect to a partnership, the board of directors of the general partner of the partnership or any authorized committee thereof; and

(5) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or any successor agency.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

(1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

(2) if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of the Company and any Subsidiaries of the Company after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth, or on a pro forma basis would be set forth, on the Company’s balance sheet (on a consolidated basis, if applicable) for our most recently completed fiscal quarter, prepared in accordance with GAAP.

“Credit Agreement” means that certain Credit Agreement dated as of May 1, 2006 among us, The Williams Companies Inc., Transcontinental Gas Pipe Line Corporation, and Williams Partners L.P., as Borrowers, Citibank, N.A., as Administrative Agent, and the other lenders party thereto, including in each case any related notes, guarantees, collateral documents, instruments, and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced, or refinanced from time to time.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any obligation created or assumed by such Person, whether or not contingent, for the repayment of money borrowed from others or any guarantee thereof.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any Subsidiary of the Company owns any Capital Stock.

“Lien” means any mortgage, pledge, lien, security interest, or other similar encumbrance.

“Permitted Liens” means:

(1) any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by us or any Subsidiary of ours, whether or not assumed by us or any Subsidiary of ours;

(2) any Lien existing on any property of one of our Subsidiaries at the time it becomes a Subsidiary and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with us or any Subsidiary of ours and not created in contemplation thereof;

(3) purchase money and analogous Liens incurred in connection with the acquisition, development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced) provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

(4) any Liens created or assumed to secure Indebtedness of ours or of any Subsidiary of ours maturing within 12 months of the date of creation thereof and not renewable or extendible by the terms thereof at the option of the obligor beyond such 12 months;

(5) Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by us or any Subsidiary of ours and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

(6) leases constituting Liens now or hereafter existing and any renewals or extensions thereof;

(7) any Lien securing industrial development, pollution control or similar revenue bonds;

(8) Liens existing on the date of the indenture;

(9) Liens in favor of us or any Subsidiary of ours;

(10) Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under the indenture; provided, that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses incurred therewith) at the time of refinancing;

(11) Liens on and pledges of the Capital Stock of any Joint Venture owned by us or any Subsidiary of ours to the extent securing Indebtedness of such Joint Venture that is non-recourse to us or any Subsidiary of ours;

(12) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by the indenture to be subject to Liens but subject to the same restrictions and limitations set forth in the indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions and rights secure only obligations that such property is permitted to secure);

(13) any Liens securing Indebtedness neither assumed nor guaranteed by us or any Subsidiary of ours nor on which we or they customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

(14) any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);

(15) undetermined Liens and charges incidental to construction or maintenance;

(16) any Lien created or assumed by us or any Subsidiary of ours on oil, gas, coal or other mineral or timber property owned by us or a Subsidiary of ours; and

(17) any Lien created by us or any Subsidiary of ours on any contract (or any rights thereunder or proceeds therefrom) providing for advances by us or such Subsidiary to finance gas exploration and development, which Lien is created to secure indebtedness incurred to finance such advances.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) Greenwich Capital Markets and its successors, unless it ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Subsidiary of ours of any property that has been or is to be sold or transferred by us or any such Subsidiary to such Person in contemplation of such leasing.

“Senior Debt” means:

(1) all Indebtedness of ours or any Subsidiaries of ours outstanding under any Credit Agreement;

(2) any other Indebtedness of ours or any Subsidiaries of ours, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes; and

(3) all obligations with respect to the items listed in the preceding clauses (1) and (2).

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the United States federal tax consequences of an exchange of outstanding notes for exchange notes in the exchange offer and the purchase, beneficial ownership and disposition of exchange notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “non-U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A U.S. holder is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a non-U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of Stated Interest

All stated interest on the notes will generally be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Additional Interest

Our obligation to pay you additional interest in the event that we failed to comply with specified obligations under the registration rights agreement may have implicated the provisions of Treasury regulations relating to “contingent payment debt instruments.” We have taken the position that there was a remote likelihood that such additional interest would be paid. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments and this discussion generally assumes that the regulations relating to “contingent payment debt instruments” are not applicable. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a U.S. holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position.

Market Discount

A note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Amortization of Premium

A U.S. holder, whose tax basis immediately after its acquisition of a note is greater than the sum of all remaining payments other than qualified stated interest payable on the note, will be considered to have purchased the note at a premium. “Qualified stated interest” is stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder may elect to amortize such bond premium over the life of the notes to offset a portion of the stated interest that would otherwise be includable in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Sale, Exchange, or other Disposition of the Notes

In general, upon the sale, exchange, redemption, retirement at maturity, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest) and (2) the U.S. holder’s adjusted tax basis in the note. Gain or loss realized on the sale, retirement, or other taxable disposition of a note will generally be capital gain or loss. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale of the notes, at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from withholding (including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Stated Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the notes, provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (directly or indirectly) to us; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•	If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•	If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•	If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the U.S. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

Sale, Exchange, or other Disposition of the Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other taxable disposition of a note, unless:

•	the non-U.S. holder is an individual present in the U.S. for 183 days or more during the taxable year of disposition and who has a “tax home” in the United States and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement at maturity or other taxable disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments of principal or interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a “controlled foreign corporation” for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it acquired the outstanding notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The registration rights agreement we executed in connection with the offering of the outstanding notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 180 days after the expiration time of the exchange offer and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

We will not receive any proceeds from any sale of exchange notes by any participating broker-dealer. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of the exchange notes. Any participating broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters with respect to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of Northwest Pipeline Corporation at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated herein by reference.

PROSPECTUS

$185,000,000

Northwest Pipeline Corporation

Exchange Offer for All Outstanding
5.95% Senior Notes due 2017
(CUSIP Nos. 667748 AN7 and U66640 AG5)
for new 5.95% Senior Notes due 2017
that have been registered under the Securities Act of 1933

, 2007

PART II

Item 20.	Indemnification of Directors and Officers

The following summary is subject to the complete text of the statutes and organizational documents of the registrant described below and are qualified in their entirety by reference thereto.

Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the circumstances in which a Delaware corporation is permitted and/or required to indemnify its directors and officers. The DGCL permits a corporation to indemnify its directors and officers in certain proceedings if the director or officer has complied with the standard of conduct set out in the DGCL. The standard of conduct requires that the director or officer must have acted in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to matters in a criminal proceeding, the director or officer must have had no reason to believe that his or her conduct was unlawful. With respect to suits by or in the right of the corporation, the DGCL permits indemnification of directors and officers if the person meets the standard of conduct, except that it precludes indemnification of directors and officers who are adjudged liable to the corporation, unless the Court of Chancery or the court in which the corporation’s action or suit was brought determines that the director or officer is fairly and reasonably entitled to indemnity for expenses. To the extent that a present or former director or officer of the corporation is successful on the merits or otherwise in his or her defense of a proceeding, the corporation is required to indemnify the director or officer against reasonable expenses incurred in defending himself or herself. The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s Amended and Restated By-laws provide for indemnification by it of its directors and officers to the fullest extent permitted by the DGCL. In addition, the Company has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and, to the extent insurance is maintained, for the continued coverage of such individuals.

Policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

(b) Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounts for the Years ended December 31, 2006, 2005 and 2004, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2006.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for the purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it or them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 20, 2007.

NORTHWEST PIPELINE CORPORATION

/s/  Brian K. Shore
By: Brian K. Shore

Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	* Steven J. Malcolm	Chairman of the Board	July 20, 2007

	* Phillip D. Wright	Director and Senior Vice President (Principal Executive Officer)	July 20, 2007

	* Allison G. Bridges	Director and Vice President	July 20, 2007

	* Richard D. Rodekohr	Vice President and Treasurer (Principal Financial Officer)	July 20, 2007

	* R. Rand Clark	Controller (Principal Accounting Officer)	July 20, 2007

*By:	/s/ Brian K. Shore
Name: Brian K. Shore As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description

3.1		Restated Certificate of Incorporation, as amended, of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed on August 23, 2006, File No. 333-136854).
3.2		Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 filed on August 23, 2006, File No. 333-136854).
4.1		Indenture, dated as of April 5, 2007, between the Company and The Bank of New York, as Trustee (including form of note) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 5, 2007, File No. 1-7414).
4.2		Registration Rights Agreement, dated as of April 5, 2007, among the Company and Greenwich Capital Markets, Inc. and Banc of America Securities LLC, on behalf of themselves and the Initial Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 5, 2007, File No. 1-7414).
5	.1*	Opinion of Gibson, Dunn & Crutcher LLP.
12	.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.
23	.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.2		Consent of Independent Registered Public Accounting Firm.
24	.1*	Power of Attorney.
25	.1*	Statement of Eligibility of Trustee, The Bank of New York, on Form T-1.
99	.1*	Form of Letter of Transmittal.
99	.2*	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.
99	.3*	Form of Notice of Guaranteed Delivery.
99	.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.5*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

* Previously filed.